                                                                    EXHIBIT 23.4



               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our reports dated November 19, 1999, accompanying the financial statements of Harvest Home Financial Corporation contained in Amendment No. 2 to Forms S-1 and AC of Peoples Community Bancorp, Inc. to be filed with the Securities and Exchange Commission and the Office of Thrift Supervision on or about February 10, 2000. We consent to the use of the aforementioned reports in the Registration Statements and Prospectus and to the use of our name as it appears under the caption "Experts."

/s/ GRANT THORNTON LLP
----------------------
Cincinnati, Ohio
February 9, 2000